Exhibit 6.11

Lease Agreement

Between

Hearin Properties (“Landlord”)

&

MD Technologies (“Tenant”)

620 Florida Street

Baton Rouge, LA 70801

This Lease Agreement (this “Lease”) is entered into effective as of May 1st, 2000, by and between HEARIN PROPERTIES, a Louisiana Partnership represented herein by Dick H. Hearin, Jr., its duly authorized Co-Managing Partner (“Landlord”), and MD TECHNOLOGIES, INC., a Delaware Corporation, represented by William D. Davis its duly authorized Vice-President (“Tenant”).

1. Leased Premises. Subject to, and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant, and Tenant does hereby lease from Landlord the office space containing approximately three thousand two-hundred (3,200) square feet identified on Exhibit “A” attached hereto as Suite 200 (the “Premises”), located on the second floor of the office building known as the “620 Florida Street Building”, located at 620 Florida Street, Baton Rouge, Louisiana (the “Building”), together with all appurtenances, including, without limitation, the right to use in common with others, the lobbies, bathrooms, kitchen facilities, elevators and other public portions of the Building. The common areas of the Building shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect thereto. Landlord reserves the right to change from time to time the size, location and nature of the common areas of the Building, to sell and lease any portion thereof, to make additional installations therein and to move and remove the same.

2. Term. This Lease is for a term beginning on the day Landlord notifies Tenant that the improvements are completed and the space is ready for occupancy or the date in which Tenant assumes partial or early occupancy of the premises (whichever occurs first) and ending on the fifth anniversary of said date (the “Term”).

3. Use. The Premises are to be used and occupied by Tenant solely for general business office purposes. Tenant agrees not to occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful or deemed to be hazardous, or permit anything to be done which would in any way increase the rate of fire insurance coverage on the Building and/or its contents.

4. Rent. Tenant agrees to pay to Landlord as rent for the Term, without deduction or set-off, the following amounts:

Lease Year	Projected Lease Term	Monthly Rental	Annual Rental
1	6.1.2000 to 5.31.2001	$0	$0
2	6.1.2001 to 5.31.2002	$3,733.00	$44,796.00
3	6.1.2002 to 5.31.2003	$4,000.00	$48,000.00
4	6.1.2003 to 5.31.2004	$4,280.00	$51,360.00
5	6.1.2004 to 5.31.2005	$4,579.00	$54,948.00

Rent shall be due and payable in advance on the first day of each month, and shall be mailed to Landlord at P.O. Box 2551, Baton Rouge, LA 70821, or hand-delivered to Landlord at 500 Laurel Street, Suite 505, Baton Rouge, LA 70801. If the Term commences on other than the first day of the month or terminates on other than the last day of the month, then the installment of rent for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. All past due installments of rent shall bear interest at the rate of twelve percent (12%) per annum from the date due until paid.

5. Landlord Covenants. Landlord covenants and agrees with Tenant:

a.	To furnish the electricity, gas and water utilized in operating any and all facilities serving the Premises, except as otherwise provided herein; routine maintenance and painting; and electric lighting service for all public areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be standard.

b.	To furnish Tenant, while occupying the Premises:

i.	Air-conditioning, and heating on a 24 hour, seven day per week basis. The air conditioning and heating serving the room designated by Tenant as its server room will operate on 24/7 basis, those serving the rest of the premises shall be configured such that they are capable of being turned on or off by Tenant and programmed to operate in an energy efficient manner and schedule. Both Landlord and Tenant hereby agree that in the event that Landlord has based the rental calculations on annual energy expenses of $1.25 per square foot. In the event the annual utility costs are higher than $1.25 per square foot, Tenant shall reimburse Landlord for the additional costs.

ii.	Water at those points of supply provided for general use of tenants in the Building.

iii.	Janitorial service and trash removal to the premises during the term of this Lease. Such service shall be provided by Landlord to Tenant on a three-day per week basis and will include general cleaning and rubbish removal.

iv.	Access to and use of the electrical service serving the Building, provided that Tenant does not overload the capacity of said service. Electrical service over and above normal electrical service shall be installed, maintained and provided only upon the request and at the cost of Tenant.

c.	To furnish Tenant, free of charge, with two (2) keys for each corridor door entering the Premises, and additional keys will be furnished at a reasonable charge by Landlord on an order signed by Tenant or Tenant’s authorized representative. All such keys shall remain the property of Landlord. With the exception of Tenant’s designated server room which shall be equipped with special security feature, to which Landlord shall have emergency access upon one hour’s notice to Tenant, no additional locks shall be allowed on any door of the Premises without Landlord’s reasonable approval. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises.

d.	Landlord shall use its best efforts to limit access to the Building outside normal business hours, provided, however, that Landlord shall have no responsibility or liability to Tenant or any party who may claim by or through Tenant for any loss, claim or damage arising out of theft, burglary, assault or other injury to persons or property caused by persons gaining access to the Building or the Premises, and Tenant hereby releases Landlord from any and all liability relating thereto.

e.	To furnish Tenant, free of charge, with Seven (7) parking spaces in the parking lot adjacent to the Building and to make available at a cost of $55.00 per month five (5) additional spaces.

Landlord does not warrant that any service to be furnished by Landlord will be free from interruptions resulting from repairs, renewals, improvements, changes of service, alterations, strikes, lockouts, labor controversies, accidents, inability to obtain fuel, steam, water or supplies or other causes beyond the reasonable control of Landlord. In the event any equipment or machinery furnished by Landlord ceases to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Failure by Landlord to any extent to furnish the services described herein, or any cessation thereof, shall not render Landlord liable in any respect for damages to either person or property, nor entitle Tenant to any abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement of Tenant under this Lease.

6. Peaceable Enjoyment. Tenant shall peaceably have, hold and enjoy the Premises, subject to the other terms of this Lease, provided that Tenant pays the rent and has complied with all of Tenant’s covenants herein contained.

7. Tenant Covenants. Tenant covenants and agrees with Landlord:

a.	Payments by Tenant – To pay rent and all other sums provided to be paid to Landlord hereunder, at the times and in the manner herein provided, time being of the essence.

b.	Repairs by Landlord – Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character on the Premises during the Term, except such repairs to the roof, exterior Building walls and slabs, and common areas of the Building, including lighting, electrical, heating, air conditioning, ventilation, elevator and plumbing equipment as may be necessary to keep them in serviceable condition.

c.	Repairs by Tenant – To pay to Landlord as additional rent hereunder, the cost of repairing or replacing any damage or injury done to the Building, or the Premises, or any part thereof, or equipment contained therein, caused by Tenant or Tenant’s agents, employees, invitees or visitors, or relating in any way to the presence on the Premises of any machinery, equipment or other property which is in the care, custody or control of any of the aforesaid parties, whether or not said damage or injury is the result of any vice or defect in said machinery, equipment or property; failure to pay any such costs within thirty (30) days of being billed therefor shall be an event of default for nonpayment of rent hereunder, for which Landlord may have all the remedies provided herein and by law.

d.	Waste and Damage; Surrender of the Premises – Not to commit or allow any waste or damage to be committed on any portion of the Premises, and at the termination of this Lease, by lapse of time or otherwise, to deliver up the Premises to Landlord in as good condition as at date of possession by Tenant, ordinary wear and tear excepted, and upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises.

e.	Assignment or Sublease – Not to assign or sublet the Premises or any part thereof, without the consent of Landlord.

f.	Alterations, Additions and Improvements – Not to permit the Premises to be used for any purpose other than that stated in paragraph 3 of this Lease, or make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining the written consent of Landlord. Any and all such alterations, physical additions or improvements, when made to the Premises by Tenant, shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, that Landlord may, at its option, require Tenant to remove any or all such alterations, physical additions or improvements at Tenant’s expense and restore the Premises to good and tenantable condition.

g.	Entry for Repairs and Inspection – To permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours to inspect same, clean, or make repairs, alterations or additions thereto and to show the Premises to prospective new tenants or to prospective purchasers, as Landlord may deem necessary or desirable, and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof.

h.	Nuisance – To conduct its business and control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building. Tenant shall not obstruct or use the sidewalks, entries, passages, vestibules, halls, elevators or stairways of the Building for any other purpose than ingress and egress to and from the Premises, or throw or sweep or put anything out of the windows or doors, or in the passages or corridors of the Building.

8. Condemnation. Landlord and Tenant mutually covenant and agree that if the whole or any part of the Premises shall be taken by federal, state, parish, city or other authority for public use, or under any statute or by right of eminent domain or expropriation, Tenant shall not be entitled to any part of any award that may be made for such taking, nor for any damages, except that portion of any award or damages paid which is directly attributable to leasehold improvements installed and paid for by Tenant. In the event of a partial taking, rent shall be reduced as of the date of such taking in proportion to the taking. If such taking renders the remainder of the Premises untenantable for Tenant’s purposes, Tenant shall have the option, to be exercised by notice in writing to Landlord within sixty (60) days after said taking, of terminating this Lease. Such termination shall take place not later than thirty (30) days after receipt of such notice by Landlord. Landlord shall notify Tenant in writing within ten (10) days of the receipt of official notice of commencement of condemnation proceedings.

9. Condition of Leased Premises. Tenant assumes responsibility for the condition of the Premises throughout the Term and does hereby agree to indemnify, defend and hold harmless Landlord, its agents, employees, successors and assigns, from and against any and all liability for any injury to, or death of, any person or persons or damage to property in any way arising out of, or connected with, the condition, use or occupancy of the Premises and from all costs, expenses and liabilities (including attorneys’ fees and legal costs) incurred by Landlord in connection therewith, excepting, however, liability caused by any defect in the Premises which Landlord is obliged to repair under the terms of this Lease and which Landlord has neglected or refused to repair within a reasonable time after receipt of notice thereof from Tenant. The indemnity provided in this paragraph is in addition to and complements, but does not restrict, any other indemnity provided to Landlord under this Lease.

10. Lien for Rent. In consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Landlord a lien on all property of Tenant now or hereafter placed in or upon the Premises, and such lien of Landlord shall be for payment of all rent and other sums agreed to be paid by Tenant herein. Said lien shall be in addition to and cumulative of the lessor’s privilege provided by law.

11. Property Abandoned. All property remaining in the Premises upon termination of this Lease shall be considered to have been abandoned by Tenant and Landlord may dispose of it in any manner Landlord wishes. Tenant will reimburse Landlord for all costs incurred for disposal together with all costs for repairs required because of removal of all or any such abandoned property.

12. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as liquidated damages an amount equal to five times the rent provided for herein, for the entire holdover period. No holding over by Tenant after the Term shall operate to extend this Lease; in the event of any holding over without the written consent of Landlord, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises. Any holding over with the consent of Landlord in writing shall thereafter reconduct this Lease from month-to-month.

13. Fire on Premises. In the event of a fire or other casualty on the Premises, Tenant shall immediately give notice thereof to Landlord. If the Premises, through no fault or neglect of Tenant, its agents, employees, invitees or visitors, shall be partially destroyed by fire or other casualty so as to render the Premises untenantable, the rent provided for herein shall abate thereafter until such time as the Premises are made tenantable by Landlord. In the event of the total destruction of the Premises without fault or neglect of Tenant, its agents, employees, invitees or visitors, or if the same shall be so damaged that Landlord shall decide not to rebuild, then all rent or any other sums owed up to the time of such destruction or termination shall be paid by Tenant and thenceforth this Lease shall cease and come to an end, without any residual obligation on the part of either Landlord or Tenant. Landlord shall act in good faith to make a prompt determination as to whether or not to rebuild.

14. Attorneys’ Fees. In the event either party hereto defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease, and the non-defaulting party places the enforcement of this Lease in the hands of an attorney, or files suit upon the same, the defaulting party shall pay reasonable attorneys’ fees incurred by the non-defaulting party.

15. Amendment of Lease. This Lease may not be modified or amended except by an instrument in writing signed by both parties hereto.

16. Default by Tenant.

a. The occurrence of any one or more of the following events shall constitute an event of default hereunder:

i. If Tenant shall fail to pay any rent or any other sum required to be paid under this Lease by Tenant when due;

ii. If Tenant shall fail to perform or observe any other agreement or covenant or provision of this Lease or otherwise violate any provision of this Lease and such failure or violation shall continue for ten (10) days after notice from Landlord;

iii. If Tenant or any guarantor of this Lease shall file a petition in bankruptcy or commence any proceeding under any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar law or statute of any jurisdiction, whether now or hereafter in effect, or if Tenant or any guarantor shall by act or omission approve, consent to or acquiesce in the filing of any such petition;

iv. If there shall be filed or commenced against Tenant or any guarantor of this Lease any proceeding under any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar law or statute of any jurisdiction, whether now or hereafter in effect, and if such proceedings shall remain undismissed thirty (30) days or more after its institution;

v. If Tenant or any guarantor of this Lease shall apply to or petition any tribunal for the appointment of a custodian, receiver, intervenor, keeper, trustee or similar official (howsoever named) for Tenant or any guarantor or for all or a substantial part of the property of any of them; or if Tenant or any guarantor shall by act or omission approve, consent to or acquiesce in any such appointment made at the request of any other person; or if Tenant or any guarantor shall suffer the appointment of any such official at the request of any other person to continue undischarged for thirty (30) days or more;

vi. If Tenant or any guarantor shall make an assignment for the benefit of creditors, or shall become insolvent or unable to pay their respective debts as the same become due, or shall admit in writing such insolvency or inability, or shall file any proceedings to declare such insolvency or inability, or if any such proceedings shall be filed against any of them and remain undismissed for thirty (30) days or more;

vii. If the leasehold interest of Tenant hereunder is encumbered, seized, levied upon or attached by process of law and Tenant shall fail to obtain the dismissal, dissolution or release thereof within thirty (30) days thereafter;

viii. If Tenant shall vacate, desert or abandon the Premises for a period of ten (10) consecutive days, or if Tenant shall fail to occupy the Premises within ten (10) days after the commencement of the Term; or

ix. If any event shall occur or any contingency shall arise whereby this Lease or the estate hereby demised would, by operation of law or otherwise, devolve upon or pass to any person other than Tenant.

b. Upon the occurrence of an event of default under this Lease, Landlord, at its option, may exercise any one or more of the following remedies in addition to all other rights and remedies granted by law: (1) accelerate the rent for the whole of the un-expired Term, which rent shall become immediately due and exigible; or (ii) immediately cancel this Lease; or (iii) proceed for past due installments only, reserving its right to later proceed for the remaining installments; or (iv) re-enter the Premises and let them for such price and on such terms as may be immediately obtainable and apply the net amount realized to the payment of the rent.

c. If Landlord has elected to accelerate the rent for the unexpired Term, then Landlord shall have the further option to re-enter the Premises and to attempt to lease them for such rent and on such terms as Landlord may be able to obtain, in reduction of the amount due Landlord, or, if Landlord is unable to lease them, to let them on a month-to-month basis, and credit the net amount realized on the payment of rent due for the full unexpired Term, reserving the right to sue thereafter for any balance remaining due after credit for the rent actually received or estimated to be received. Any balance thus due shall be considered rent due under this Lease and shall be secured by the lessor’s privilege and right of detention. Exercise of this right of re-entry and privilege to re-let shall not in any way prejudice Landlord’s right to hold Tenant liable for any amount due under this Lease in excess of the amount for which the Premises are re-let. In addition, if Tenant fails or refuses to permit Landlord to re-enter the Premises, Landlord shall have the right to eject Tenant in accordance with the provisions of Louisiana Code of Civil Procedure, Articles 4701-4735, without forfeiting any of Landlord’s rights under this paragraph or under the other terms of this Lease, and Landlord may at the same time or subsequently sue for any money due or to enforce any other rights which Landlord may have.

17. Non-Waiver. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. No custom or practice followed in connection with this Lease shall constitute a waiver of Tenant’s obligations under this Lease. Time is of the essence with respect to the performance of every obligation of Tenant under this Lease.

18. Indemnity; Tenant’s Liability Insurance.

a. Tenant shall indemnify and hold Landlord, its members, agents, servants and employees harmless from and against any and all claims, damages, losses, expenses and any other costs (including but not limited to attorneys’ fees) resulting from or arising out of any and all injuries to or death of any person or damage to any property or other loss caused in whole or in part by any act, omission, negligence or neglect of Tenant or Tenant’s officers, directors, agents, employees, invitees or visitors, or any parties contracting with Tenant relating to the Premises, or relating in any way to the presence on the Premises of any machinery, equipment or other property, whether or not said damage or injury is the result of any vice or defect in said machinery, equipment or property.

b. Tenant, at its sole expense, is required to carry and maintain, at all times during physical occupancy of the Premises and the Term, general public liability insurance against claims for bodily injury and death occurring in, on, or about the Premises or the Building, with limitations of not less than $1,000,000 for any one person injured in any one accident, and not less than $1,000,000 for property damage per accident, with an insurance company reasonably acceptable to Landlord, qualified to do business in the State of Louisiana. Tenant shall furnish Landlord with copies of certificates of insurance as provided herein, naming Landlord as an additional insured thereunder, prior to physical occupancy of the Premises.

19. Tenant’s Property Insurance. Tenant shall maintain throughout the Term insurance on Tenant’s property situated on the Premises, and all leasehold improvements made to the Premises by or on behalf of Tenant, covering those risks covered by an “all risk” policy of property insurance, in minimum limits equal to the full replacement costs thereof.

20. Mutual Waiver of Subrogation Rights. Whenever any loss, cost, damage or expense resulting from fire, explosion or any other insured casualty or occurrence is incurred by either Landlord or Tenant and such party is then covered or required to be covered in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured, or required to be insured hereby releases the other party from any and all liability it may have on account of such loss, costs, damage or expense, to the extent of any amount recovered, or which would have been recovered if so insured, by reason of such insurance, and waives any right of recovery which might otherwise exist in, or accrue to, any person on account thereof, to the full extent of such losses, costs, damages or expenses, notwithstanding any deductible in such policy, provided, however, that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage.

21. Tenant’s Liability for Taxes. Tenant shall be liable for ad valorem taxes on Tenant’s personal property situated on the Premises. If the applicable taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the ad valorem taxes assessed on the Building to give effect to the preceding sentence.

22. Estoppel Certificates. Tenant agrees, at any time and from time to time, upon not less than five (5) days prior written notice by Landlord to execute, acknowledge and deliver to Landlord or to such persons as may be designated by Landlord, a statement in writing (a) certifying that Tenant is in possession of the Premises, has unconditionally accepted the same and is currently paying rent hereunder, (b) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), (c) stating the dates as to which the rent and other charges hereunder have been paid by Tenant, and (d) stating whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default. Any such statement delivered pursuant hereto may be relied upon by any owner, prospective owner, prospective purchaser, mortgagee or prospective mortgagee of the Building or Landlord’s interest therein, or any prospective assignee of any such mortgagee.

23. Recordation. This Lease shall not be placed of record. However, at the request of either party, the other shall execute an extract of this Lease for purposes of recordation, in form and content as provided in Louisiana R.S. 9:2721.1, without disclosing the rent payable hereunder.

24. Name of Building. Landlord shall have the right to name and from time-to time change the name of the Building.

25. Compliance with Laws. Tenant shall, at Tenant’s expense, comply with all laws, rules, regulations, requirements and recommendations of all parish, municipal, state, federal and other applicable governmental authorities now or hereafter in force, including, without limitation, the Americans with Disabilities Act of 1990 (the “ADA”), as they relate to the Premises and the conduct of Tenant’s business therein. Tenant further acknowledges that such compliance may require Tenant to make permanent replacements and capital improvements to the Premises that (a) have expected useful lives extending beyond the Term, and (b) would otherwise be the responsibility of Landlord. All alterations and improvements made by Tenant pursuant to this paragraph shall be subject to the requirements of subparagraph 7.f. of this Lease. Tenant agrees to indemnify and hold Landlord harmless from and against all damages, losses, fines and expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of Tenant’s failure to comply with any provision of this paragraph.

26. Dangerous Substances; Heavy Objects. Tenant shall not bring or cause to be brought into the Premises or any other part of the Building any flammable, dangerous or explosive oils, chemicals or materials, nor shall Tenant bring or cause to be brought into the Building any article or fixture which by reason of its size and weight shall load any floor beyond its reasonable weight-carrying capacity. No safe, heavy article or anything that might damage any part of the Building shall be taken into or out of the Building without the prior written consent of Landlord, and Landlord shall in all cases retain the power to prescribe the maximum permitted weight, and indicate the place where any such safe or heavy article is to stand. If any damage is caused to the Building by any article brought into the Building or into the Premises by or on behalf of Tenant, Tenant shall reimburse Landlord on account of such repairs in accordance with subparagraph 7.c. of this Lease.

27. Hazardous Material.

a. Tenant shall not cause or permit any hazardous material (as defined by or described in any law or other legal mandate relating to injury to or the protection of human health or the environment) to be brought upon, kept or used in or about the Premises. Tenant shall not discharge, leak or emit, or permit to be discharged, leaked or emitted, any material into any portion of the Building or into the atmosphere, ground, sewer system or any body of water, if that material does or may pollute or contaminate the same, or may adversely affect (i) the health, welfare or safety of persons, whether located on the Premises, the Building or elsewhere, or (ii) the condition, use or enjoyment of the Building or any other property.

b. Tenant hereby agrees that it shall be fully liable for all costs and expenses related to the use, storage and disposal of hazardous material in or about the Premises or any other portion of the Building on account of any action or inaction of Tenant, and Tenant shall give immediate notice to Landlord of any violation or potential violation of the provisions of this paragraph 27. Tenant shall defend, indemnify and hold harmless Landlord and its agents and employees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorneys’ fees and legal expenses) of whatever kind or nature, arising out of or in any way related to Tenant’s breach of its obligations under this paragraph 27. Tenant’s obligations under this paragraph 27 will survive the expiration or other termination of this Lease.

28. Rules and Regulations. Tenant will comply with the rules of the Building and adjacent parking lot adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Premises, Building and parking lot and for preservation of good order therein, copies of which will be sent by Landlord to Tenant in writing. The Rules and Regulations to apply when Tenant occupies the Premises are annexed as Exhibit B.

29. Signage. Tenant shall not be permitted to place any signs on the Building or the Premises without Landlord’s prior written approval of the size, design and location of said sign. Upon termination of this Lease, Tenant shall remove any sign, advertisement or notice painted on or affixed to the Building or the Premises by or on behalf of Tenant, and restore the place it occupied to the condition in which it existed as of the date of this Lease. Upon Tenant’s failure to do so, Landlord may do so at Tenant’s expense.

30. Limitation of Liability. Anything in this Lease or the law to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the Building and the land upon which the Building is constructed for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord. No other assets of Landlord shall be subject to levy, execution or other procedure for the satisfaction of Tenant’s remedies. No claim for any deficiency remaining shall ever be asserted against Landlord individually, or its successors or assigns.

32. Miscellaneous.

a. This Lease shall he binding upon and inure to the benefit of the successors and assigns of Landlord, and shall he binding upon and inure to the benefit of Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

b. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. All of the terms hereof shall be construed according to the laws of the State of Louisiana.

c. Landlord shall have the option, at any time during the Term, and any extension thereof, to relocate the Premises at Landlord’s expense to a location in the Building of similar size and improvement quality and at the same rent rate. In such case, Landlord shall bear Tenant’s reasonable moving costs.

d. In the event that there be more than one person named as Tenant herein, each Tenant binds himself, jointly, severally and in solido, with all the others for the payment of the rent, and the performance of all of the covenants, agreements, stipulations and conditions herein contained, in accordance with the terms hereof.

e. Each notice required or permitted to be given hereunder by one party or the other shall be in writing with a statement therein to the effect that notice is given pursuant to this Lease and the same shall be given and deemed to have been delivered, served and given if placed in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party at the address provided herein.

f. If any provision of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

g. The paragraph headings contained in this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

33. Early Termination. Tenant shall, upon giving Landlord one hundred eighty (180) days advance notice, in writing, have the option to terminate this Agreement at end of the third year of the term.

34. Tenant Improvements. Prior to Tenant’s occupancy, Landlord at Landlord’s expense shall cause to be installed the tenant improvements (build-out) as further outlined in Exhibit “        ”.

EXECUTED effective as of the date first set forth above. LANDLORD: HEARIN PROPERTIES PARTNERSHIP

By:	/s/ Dick H. Hearin, Jr.

Dick H. Hearin, Jr., Co-Managing Partner

TENANT: MD Technologies, Inc.

By:	/s/ William D. Davis

William D. Davis, Vice-President

FIRST AMENDMENT

TO

Lease Agreement

Between

Hearin Properties (“Landlord”)

&

MD Technologies (“Tenant”)

620 Florida Street

Baton Rouge, LA 70801

This First Amendment to Lease Agreement (this “Lease”) between HEARIN PROPERTIES, a Louisiana Partnership represented herein by Dick H. Hearin, Jr., its duly authorized Co-Managing Partner (“Landlord”), and MD Technologies, Inc., a Delaware Corporation, represented by William D. Davis, its duly authorized Vice-President (“Tenant”), is entered into effective as of January 1st, 2002.

Whereas, the Lease between the parties hereto provides for monthly rental payments during 2002 of $3,733.00.

Whereas, the parties hereto have agreed that for the months of January, February and March of 2002 the monthly rentals shall be reduced to $1,866.00.

Now therefor, the parties agree that for the months of January, February and March of 2002, the monthly rental under the Lease shall he $l,866.00.

All other terms and conditions of the Lease shall remain unchanged.

MD Technologies, Inc.

/s/ William D. Davis

Hearin Properties

/s/ Dick H. Hearin, Jr.

SECOND AMENDMENT

TO

Lease Agreement Between

Hearin Properties (“Landlord”)

&

MD Technologies, Inc. (Tenant”)

620 Florida Street

Baton Rouge, LA 70801

This Second Amendment to Lease Agreement (“Lease”) between Hearin Properties, a Louisiana Partnership represented herein by Dick H. Hearin, Jr., its duly authorized Co-Managing Partner, (“Landlord”) and MD Technologies, Inc., a Delaware Corporation, represented by William D. Davis, its duly authorized Vice-President, (“Tenant”) is entered into and deemed effective as of April 1, 2002.

Whereas, the Lease between the parties mandates that Tenant pay to Landlord the sum of $3,733.00 for the months of April and May 2002 and an increased monthly payment to $4,000 for the months of June 2002 though April 2003.

Whereas, the parties hereto agree that for the months of April 2002, through and including April 2003, Tenant shall pay the reduced rental rate of $1,866 a month.

Wherefore, the parties agree that for the months of April 2002, through and including April 2003, the monthly rental under the Lease shall be $1,866.

All other terms and conditions under the Lease shall remain the same.

MD Technologies, Inc.	Hearin Properties

/s/ William D. Davis	/s/ Dick H. Hearin, Jr.

William D. Davis CEO	Dick H. Hearin, Jr.